Exhibit 99


FOR IMMEDIATE RELEASE:  September 18, 2002


CONTACT: Thomas Gardner
         Chairman and Treasurer
         Access Solutions International, Inc.
         401-854-0520

     NORTH  KINGSTOWN,  RI - - Access  Solutions  International,  Inc. (OTC EBB:
ASIC), announced today that is has sold its remaining hardware and software maintenance contracts to Computer Upgrade Corporation, a full service integrator specializing in proven turn-key cross platform storage solutions for consideration of one-half of the gross margin on the contracts from July 1, 2002 through July 1, 2004.

     The company also announced that its Board of Directors has unanimously approved a plan of complete liquidation and dissolution of the company, subject to stockholder approval. The company plans to sell its remaining assets, including inventory, property and equipment and intellectual property, discharge its liabilities and distribute the net proceeds to stockholders.

     The announcement came after a lengthy effort to find a potential buyer for the entire company. During the period leading up to the announcement, the company worked to maximize business efficiencies and eliminate as many operating expenses as was prudent to conserve cash, service existing customers and to provide more time to examine all options. In the end, however, no party was prepared to provide capital or acquire the company on a basis favorable to the company and its stockholders. The Board of Directors also considered whether to continue maintaining operations, but determined that the lack of sales, the lack of personnel remaining at the company, the lack of demand for its product and the downturn in the company's market, would only cause an erosion of the company's cash and asset value, thus reducing stockholder value without any assurance of a future recovery. In addition, the company's stock is trading below the anticipated cash liquidation value of the shares. In light of these factors, the Board of Directors determined that liquidation and dissolution of the company was the best way to maximize stockholder value.

     If the company's stockholders approve the plan of liquidation and dissolution, the company will file a Certificate of Dissolution promptly after the stockholder vote, and stockholders will then be entitled to share in the liquidation proceeds based upon their proportionate ownership at that time. Holders of the company's options and warrants will need to exercise those options and warrants prior to the date the Certificate of Dissolution is filed in order to share in the liquidation proceeds. Under Delaware law, the company will remain in existence as a non-operating entity for three years from the date the company files a Certificate of Dissolution in Delaware, and will maintain a certain level of reserves to cover any remaining liabilities and pay operating costs during the dissolution period. During the dissolution period, the company will attempt to convert its remaining assets to cash and settle its liabilities as expeditiously as possible.

     Assuming stockholder approval of the Plan, the Board of Directors currently anticipates that an initial distribution of liquidation proceeds will be made to stockholders within 75 days after the stockholders' meeting. A portion of the company's assets will be held in a contingency reserve, and the Board of Directors anticipates that stockholders could periodically receive additional distributions subsequent to the initial distribution.

     NOTE: Any statements released by Access Solutions International, Inc. that are forward looking are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include statements about the business outlook and estimates of liquidation proceeds. Forward-looking statements involve risks and uncertainties, which may affect the amount shareholders may receive upon liquidation. These include the ability of the company to find qualified buyers for its remaining assets at prices necessary to generate cash to satisfy its current and future obligations and the ability of the company to terminate its existing contractual obligations. Access Solutions does not undertake any obligations to publicly update any forward-looking statements to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events. Further information regarding these and other risks is included in the company's filings with the Securities and Exchange Commission.

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